Exhibit 10.2

August 31, 2007

VIA HAND DELIVERY

Don M. Hardison
99 Bridge Street
New Castle, NH 03854

Re: Separation Agreement and Release

Dear Don:

You have advised the Board of Directors of EXACT Sciences Corporation (hereinafter the “Company”) of your intention to resign from your position as Chief Executive Officer of the Company effective August 31, 2007.  The purpose of this agreement (the “Agreement”) is to set forth the terms of our understanding related to your resignation.

1.             Resignation Date:

(a)           Your voluntary resignation from the Company’s employment is effective as of midnight August 31, 2007 (the “Resignation Date”).  You further confirm that you have resigned from any and all other positions that you hold with the Company as an officer, director or otherwise effective on the Resignation Date.  You also confirm that you have resigned from any and all positions that you hold with any affiliate of the Company, including, without limitation, any employee benefit plan, effective on the Resignation Date.

(b)       As of the Resignation Date, your salary will cease, and any entitlement you have or might have under a Company provided benefit plan, program or practice will terminate, except as required by federal or state law.

(c)       The Company will pay you for all accrued but unused vacation time as of the Resignation Date, less taxes and withholding.

2.             Treatment of Stock Options:

You acknowledge and agree that columns one through three of the following chart accurately identify the general terms of the agreements between you and the Company for options to purchase shares of the Company’s common stock pursuant to the terms of the Company’s 2000 Stock Option and Incentive Plan (the “Plan”), that you have entered into during the course of your employment relationship with the Company, all of which shall collectively be referred to as the “Options Agreements”:

(1) Date of Option	(2) # of Unexercised Shares	(3) Exercise Price	(4) Shares Vested as of 8/31/07	(5) Shares to be Vested as of 8/31/09	(6) Accelerated Shares
5/1/00	305,560	$2.05	305,560	305,560
1/31/01	10,000	$14.00	10,000	10,000
6/6/2001	5,000	$10.74	5,000	5,000
2/11/02	135,000	$7.93	135,000	135,000
2/12/03	100,000	$6.78	100,000	100,000
2/11/04	90,000	$7.72	90,000	90,000
2/17/05	90,000	$4.22	56,249	90,000	33,751
2/16/06	165,000	$2.61	82,500	165,000	82,500
2/15/07	150,000	$2.77	25,000	125,000	100,000
Totals	1,050,560		809,309	1,025,560	216,251

Notwithstanding any contrary provisions that may be contained in either the Plan or the respective Options Agreements, you and the Company agree as follows:

(a) as of the Resignation Date, you will be considered to have vested in that number of shares in which you would have vested had your employment with the Company continued through August 31, 2009, as set forth in column 5 on the above chart;

(b) you may exercise any stock options in which you are vested as of the Resignation Date (as set forth in column 5 above) until August 31, 2009, provided that, at no time between the Resignation Date and August 31, 2009 may you sell or otherwise dispose of any shares issued upon exercise of the foregoing stock options whose vesting schedule has been accelerated as a result of Section 2(a) of this Agreement (the “Accelerated Shares”), as identified in column 6 of the chart above; and

 (c) you acknowledge and agree that, as a result of the foregoing modifications, any and all stock options set forth above that are intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986 shall be treated for federal income tax purposes as non-qualified stock options rather than incentive stock options.

3.             Tax Treatment:

The Company shall undertake to make deductions, withholdings and tax reports with respect to benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.

4.             Release:

In consideration for, among other terms, the benefits described in Sections 2(a) and 2(b), to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment by and resignation of employment with the Company;

•                  of wrongful discharge;

•                  of breach of contract (including, but in no way limited to that certain employment agreement between you and the Company made as of June 27, 2006 (the “Employment Agreement”);

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute;

•                  of defamation or other torts;

•                  of violation of public policy;

•                  for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan, the Options Agreements (as modified herein) or your rights under this Agreement.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

5.             Accord and Satisfaction:

The payments and benefits set forth above in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

6.             Waiver of Rights and Claims Under the Age Discrimination and Employment Act of 1967:

Since you are 40 years of age or older, you are being informed with respect to your rights under the Age Discrimination in Employment Act of 1967 (ADEA, 29 U.S.C. Section 621 et. seq.) and you agree that:

(a)           in consideration for the amounts and benefits described in Sections 2(a) and 2(b) of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive any rights and/or claims under the ADEA you might have against the Company to the extent such rights and/or claims arose prior to or on the date this Agreement was executed;

(b)           you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)           you are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice prior to executing this Agreement;

(d)           you acknowledge that you were informed and understand that you have twenty-one (21) days within which to consider this Agreement;

(e)           you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(f)            in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and

(g)           the 21-day review period will not be affected or extended by any revisions which might be made to this Agreement.

7.             Company Files, Documents and Other Property:

On the Resignation Date, you will return to the Company all Company property and materials, including but not limited to, personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”).  You agree that in the event that you discover any other Company Property in your possession after the Resignation Date, you will immediately return such materials to the Company.

8.                                      Continuing Obligations Under Your Confidential Information, Noncompetition and Cooperation Agreements:

You acknowledge and agree that, on or about May 5, 2006, you and the Company entered in a Noncompetition Agreement (the “Noncompetition Agreement”) and an Employee Non-Disclosure and Developments Agreement  (the “Nondisclosure Agreement”).  You understand and agree that, notwithstanding your resignation of your employment, your obligations under the Noncompetition Agreement and Non-Disclosure Agreement shall continue in full force and effect in accordance with the express terms of those agreements.

9.             Future Conduct:

(a)           Nondisparagement:  You agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs or the financial condition of the Company; or the circumstances surrounding your employment and/or resignation of employment from the Company.

(b)           Confidentiality of this Agreement: You shall maintain confidentiality concerning the terms of this Agreement.  Except as required pursuant to legal process, you will not discuss the same with anyone except your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services.  Prior to any such disclosure that you may make, you shall secure from your immediate family, attorney or accountant their agreement to maintain the confidentiality of such matters.  Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.

10.                               Information Concerning Actual, Potential or Alleged Financial Irregularities

You represent that you are not aware of any actual, potential or alleged financial irregularities concerning the Company.

11.          Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information.  You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this Section 10 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have.  You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  The Company shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.  You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or the Massachusetts Commission Against Discrimination.  Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 4 is invalid, in whole or in part, due to the provisions of 29 U.S.C. §626(f).

12.          Representations and Governing Law:

(a)           This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written (including, but not limited to the Employment Agreement), except the Noncompetition Agreement and the Nondisclosure Agreements discussed in Section 7, which shall remain in full force and effect.  This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Chairman of the Company’s Board of Directors and you. By signing this Agreement, you agree that you will comply with the terms of such agreement. You further acknowledge and agree that if you violate any of the terms of this Agreement, the Company shall have the right to rescind the benefits afforded to you pursuant to Sections 2(a) and 2(b) above.

(b)       If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

(c)       This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts.  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.  Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

(d)       This Agreement cannot be assigned by you and shall inure to the benefit of the Company’s successors and assigns.

13.          Effective Date:

After signing this letter, you may revoke this Agreement for a period of seven days following said execution by written notice to the undersigned which notice must be received by the undersigned on or prior to 5:00 p.m. on such seventh day.  The Agreement shall not become effective or enforceable until this revocation period has expired.

If this letter correctly states the understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

/s/ Charles R. Carelli, Jr.

Charles R. Carelli, Jr.
Chief Financial Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS ATTORNEYS WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

ACCEPTED:

/s/ Don Hardison

Don Hardison
Date: August 31, 2007